Exhibit 10.47

B/E Aerospace, Inc.

1400 Corporate Center Way

Wellington, Florida 33414

November 16, 2015

Mr. Amin J. Khoury

Executive Chairman of the Board

B/E Aerospace, Inc.

1400 Corporate Center Way

Wellington, Florida 33414

Re:    Post-Termination Personal Assistant.

Dear Amin:

Reference is hereby made to your Amended and Restated Employment Agreement with B/E Aerospace, Inc. (the “Company”) dated September 15, 2014 (the “Employment Agreement”).  Capitalized terms used herein but not otherwise defined will have the meanings attributed to such terms under the Employment Agreement.

Pursuant to Section 7.5 of the Employment Agreement, following the termination of your employment with the Company other than due to death or Incapacity, you and the Company have agreed that you will continue to provide consulting services to the Company for a period of five (5) years following such termination in accordance with the Terms of the Consulting Arrangement attached as Exhibit B to the Employment Agreement (the “Consulting Arrangement”).  Under Section 3(c)(ii) of the Consulting Arrangement, the Company is required to provide you with a full-time assistant during the period in which you continue to provide services to the Company under the Consulting Arrangement.

The purpose of this letter is to set forth the Company’s obligations for complying with Section 3(c)(ii) of the Consulting Arrangement.  Accordingly, the Company hereby agrees that, during the period of your service with the Company under the Consulting Arrangement, you will have the right to choose the person who will serve as your personal assistant.  As of the date of this letter, you hereby select Ms. Ann Trebby as your personal assistant.  You may, in your sole discretion, make a change in your personal assistant from time to time by providing written notice to the Company.  In the event that your personal assistant ceases to remain employed by the Company for any reason, you will have the right, consistent with the terms of this letter, to choose another person who will serve as your personal assistant.  Ms. Ann Trebby (or any other personal assistant designated by you pursuant to this letter) will be entitled to receive the amount of compensation and the benefits (excluding any changes to benefits that apply on a Company-wide basis) that are no less favorable to the compensation and benefits (on a full-time equivalent basis) provided to Ms. Ann Trebby currently.  In no event will any of your personal assistants have any responsibilities to other individuals at the Company.

******

Except as provided above, this letter will not modify in any way the Employment Agreement or the Consulting Arrangement, which will remain in full legal force and effect in accordance with all of the terms and conditions thereof.

Very truly yours,

B/E AEROSPACE, INC.

By: /s/ Werner Lieberherr

Name: Werner Lieberherr

Title: President and Chief Executive Officer

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